Exhibit 99

AmeriCann Announces Record Quarterly Net Income in Excess of $1,000,000 for its First Quarter Fiscal Year 2020 Results

Expects its Massachusetts Cannabis Center Building 1 to Commence Operations by End of March 2020

Denver, CO – Accesswire – February 24, 2020 - AmeriCann, Inc. (OTCQB: ACAN) a cannabis company that is developing state-of-the-art cultivation, processing and product manufacturing facilities, announced record financial results for its first quarter ended December 31, 2019.

First Quarter December 31, 2019 Financial & Operational Highlights:

●	Record net income of $1,017,985

●	EBITDA of $1,325,850.

●

Completion of Building 1 at the Massachusetts Cannabis Center, the Company’s flagship cannabis development which will include up to one million square feet of sustainable greenhouse cultivation, processing and product manufacturing infrastructure.

CEO Tim Keogh stated, “Our first quarter financial results reflect, in part, the operating efficiencies AmeriCann has achieved. Additionally, we look forward to the impact that the commencement of operations at Building 1 will provide the Company going forward, which we expect to launch in our current quarter.”

About AmeriCann

AmeriCann (OTCQB:ACAN) is a cannabis company that is developing cultivation, processing and product manufacturing facilities.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer lights, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann's Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs.

AmeriCann is also designing GMP Certified cannabis extraction and product manufacturing infrastructure. Through a wholly-owned subsidiary, AmeriCann Brands, Inc., the Company intends to secure licenses to produce cannabis infused products including beverages, edibles, topicals and concentrates. AmeriCann Brands, Inc. plans to operate a Marijuana Product Manufacturing business at the Massachusetts Cannabis Center with over 40,000 square feet of state-of-the art extraction and product manufacturing infrastructure.

More information about the Company is available at: www.americann.co, or follow AmeriCann at @ACANinfo on Twitter, @AmeriCann on Facebook, @AmeriCannInc on Instagram, AmeriCann, Inc on LinkedIn

About Massachusetts Cannabis Center

The Massachusetts Cannabis Center (MCC) is a one million square foot sustainable greenhouse facility in Freetown, Mass which is being developed by AmeriCann. The first phase of the facility is scheduled to commence operations for cannabis cultivation, processing, and infused product production by the end of 2019. Once fully developed, the MCC design calls for a research facility, a training center, corporate offices, a quality-assurance laboratory, and a facility for manufacturing cannabis-infused food, nutraceuticals and consumer packaged cannabis goods.

AmeriCann plans to replicate the brands, technology and innovations developed at its MCC project in new markets as a licensed multi-state operator (MSO).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Registration Statement on Form S-1, which the Company recently filed with the SEC and which may be viewed at www.sec.gov.

About Non-GAAP Financial Measures

The Company uses "adjusted EBITDA," as a non-GAAP financial measure to evaluate financial performance such as period-to-period comparisons. This non-GAAP measure is not defined under U.S. GAAP and should be considered in addition to, not as a substitute for, indicators of financial performance reported in accordance with U.S. GAAP. The Company may use non-GAAP measures that are not comparable to measures with similar titles reported by other companies. Also, in the future, the Company may disclose different non-GAAP financial measures in order to help investors more meaningfully evaluate and compare the Company's future results of operations to its previously reported results. The Company encourages investors to review its financial statements and publicly-filed reports in their entirety and not rely on any single financial measure. The section titled "Reconciliation of Non-GAAP Financial Measures" includes a detailed description of this measure as well as a reconciliation to its most similar U.S. GAAP measure.

Reconciliation of Non-GAAP Financial Measures

The Company defines adjusted EBITDA as net income adjusted to exclude the impact of interest expense, interest income, income taxes, depreciation, depletion and amortization, stock based compensation, impairment, and the plus or minus change in fair value of derivative assets or liabilities. The Company believes adjusted EBITDA is relevant because it is a measure of cash flow available to fund capital expenditures and service debt and is a metric used by some industry analysts to provide a comparison of its results with its peers. The following table presents a reconciliation of the Company's non-GAAP financial measures to the nearest GAAP measure.

Contact Information:

Corporate:

AmeriCann, Inc.

1550 Wewatta Street

2nd Floor

Denver, CO 80202

(303) 862-9000

info@americann.co

www.americann.co

@ACANinfo on Twitter

@AmeriCann on Facebook

@AmeriCannInc on Instagram

AmeriCann, Inc on LinkedIn

Investors:

Stratcon Advisors

stratconpartners@gmail.com

(917) 658-7878